Exhibit 10.11

3701 Wilshire Blvd. - 9th Floor
Los Angeles, California 90010 213 639-6100 Tel
213 382-6210 Fax

March 21, 2002

Mr. Pat Darr

Ticketmaster Group Limited Partnership

One Harry S. Truman Drive

Landover, Maryland 20785

Re: System and Non System-Related Software Licensing Arrangements

Dear Pat:

This letter sets forth certain agreements between Ticketmaster L.L.C., a Delaware limited liability company (“Ticketmaster”), and Ticketmaster Group Limited Partnership, a Maryland limited partnership (“TGLP”), with respect to Ticketmaster’s license of and the provision of related software maintenance and support obligations for certain software products to the sports teams and venue in the Market Area (as explained further below), all on the terms set forth herein. The sports teams are the Washington Redskins, Washington Capitals, Washington Wizards, Baltimore Orioles and Baltimore Ravens (“Sports Teams”), and the venue is MCI Center (“Venue”). We shall have the right to add other clients or venues provided we get your prior written approval.

Ticketmaster Corporation (“TM Corp”), an Illinois corporation and affiliate of Ticketmaster, and TGLP are party to that certain License Agreement dated as of May 23, 1991, as amended by that certain Amendment to License Agreement dated as of August 31, 1999 (as amended, the “License Agreement”). The License Agreement provides certain terms and provisions regarding the license by TM Corp or Ticketmaster to TGLP of software related to the System and the license by TM Corp or Ticketmaster to TGLP of Non System-Related Software and TGLP’s ability to sublicense the same to its clients in the Market Area. All terms capitalized and not defined herein shall have the meaning given those terms in the License Agreement.

The parties acknowledge and agree that TGLP has heretofore paid Ticketmaster $120,000 as a license fee for the Non System-Related Software known as ARCHTICS and $50,000 as a sublicense fee for ARCHTICS as related to the Baltimore Orioles and that TGLP has not been required to pay, and has not paid, any further license or sublicense fees as provided for or required by the License Agreement as of the date of this letter agreement.

With TGLP’s knowledge and consent, Ticketmaster has met with, discussed, negotiated and entered into contractual arrangements (both written and oral) (collectively, “Actions”) with the Sports Teams and Venue related to the following System and Non System-Related Software:

ARCHTICS, FanTM, Ticketmaster AccountManager (formerly known as Online Subscriber Services or OSS) (“TM AccountManager”), TM Charge, the Ticketmaster Marketplace (which currently includes ticket forwarding, ticket selling, right of first refusal and GroupManager features and which may be expanded to include future features of which TGLP will be notified) and SIMS (Subscriber Interactive Voice Management Services) (collectively, “Software”). We shall have the right to add other software products provided we get your prior written approval. Ticketmaster has described to TGLP the nature of such Actions taken by Ticketmaster through the date hereof and described an outline of agreed terms, and TGLP hereby ratifies its prior consent and ratifies all such Actions taken and such outlined terms in regard to the Sports Teams and Venue and the license to them of the Software (“Approved Actions”).

The parties agree that Ticketmaster can continue such Approved Actions with the Sports Teams and Venue and can directly enter into written agreements or amendments or extensions with them as consistent with the Approved Actions. The parties further agree to waive the provisions of Section 12(b) of the License Agreement and Section 8 of the Amendment as they relate to the payment of license and/or sublicense fees among the parties and right of TGLP to sublicense the Non System-Related Software, except for the payment of certain maintenance fees related to the Baltimore Orioles as covered by our separate agreement.

Ticketmaster and TGLP agree that TGLP shall be entitled to receive fifty percent (50%) of all transaction fees as mutually agreed between Ticketmaster and TGLP collected (and retained) by Ticketmaster under any TM AccountManager agreement with a Sports Team or the Venue (including the Ticketmaster Marketplace) (“TM AccountManager Fees”). Ticketmaster will deliver to TGLP regular payments quarterly within thirty (30) days of the end of each calendar quarter of the TM AccountManager Fees to which TGLP is entitled, as netted by any deductions or offsets allowed hereunder, with each payment to be on account of TM AccountManager Fees collected by Ticketmaster during the calendar quarter preceding such payment due date. Each payment shall be accompanied by a written accounting. In the event that Ticketmaster is required to refund any TM AccountManager Fees (as a result of chargeback or otherwise) previously paid out to TGLP, Ticketmaster shall have the right to deduct such refunded TM AccountManager Fees against future disbursements owed to TGLP hereunder.

Ticketmaster and TGLP further agree that TGLP shall be entitled to fees related to the processing of the Sports Teams’ and the Venue’s VISA and MasterCard transactions on the TM Charge system. TGLP will be entitled to the amount by which the TM Charge rate charged to and collected from any Sports Team or Venue (and retained by Ticketmaster) exceeds 2.2% (“TM Charge Fees”). The TM Charge rate charged to the Sports Teams and the Venue shall be 2.5% unless otherwise mutually agreed between Ticketmaster and TGLP. Ticketmaster will deliver to TGLP regular payments quarterly within thirty (30) days of the end of each calendar quarter of the TM Charge Fees to which TGLP is entitled, as netted by any deductions allowed hereunder, with each payment to be on account of TM Charge Fees collected by Ticketmaster during the calendar quarter preceding such payment due date. Each payment shall be accompanied by a written accounting. In the event that Ticketmaster is required to refund any TM Charge Fees (as a result of chargeback or otherwise) previously paid out to TGLP, Ticketmaster shall have the right to deduct such refunded TM Charge Fees against future disbursements owed to TGLP hereunder.

Other than as explicitly provided herein, TGLP shall have no right to any other fees or revenue from the Software included as of the date of this letter agreement. As to any System or Non System-Related Software that may be approved hereunder in the future, it is the parties’ intent that TGLP shall be entitled to share 50/50 in any transaction fees but shall have no right to share in any license or maintenance fees; provided that Ticketmaster agrees that the fee structure offered in the Market Area shall be substantially similar to the fee structure offered in the rest of the United States (“Substantially Similar”).

The parties agree further that Ticketmaster can take actions similar to the Approved Actions, and the parties will waive the fees and sublicense rights waived herein, with regard to the Sports Teams, the Venue, future clients or venues approved hereunder, and as to the Software and future software approved hereunder, all on terms as mutually agreed, provided that TGLP’s consent shall not be unreasonably withheld if the terms are Substantially Similar.

This letter agreement has been duly authorized, executed and delivered by each party and constitutes the legal, valid, and binding agreement of such party, enforceable in accordance with its terms. No agreement or understanding between TGLP or Ticketmaster and any third party contains or shall contain any provision inconsistent with any provision, or the purpose or intent, of this letter agreement. In the event of a conflict between this letter agreement and the terms and conditions of the License Agreement, the terms and conditions of this letter agreement shall control. Except as specifically set forth herein to the contrary, all of the terms and conditions of the License Agreement are in full force and effect, shall continue in full force and effect throughout the term and are hereby ratified and confirmed by the parties. This letter agreement shall not be amended without a writing signed by both parties.

If this letter agreement coincides with your understanding of matters related to the System and Non System-Related Software, please acknowledge your agreement by signing below and returning a copy to me, which may be done in counterparts.

Sincerely,

/s/ Dave Scarborough
Dave Scarborough
Executive Vice President
Ticketmaster L.L.C.

cc:	Tim Wood
Brad Serwin, Esq.
Paula Atkinson, Esq.

AGREED AND ACCEPTED

this 27 day of March, 2002:

Ticketmaster Group Limited Partnership,

a Maryland limited partnership

By: AP Tickets, Inc., its sole general partner

By:	/s/ Patrick Darr
Name:	Patrick Darr
Title:	President